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                                                                 Exhibit 10.10

                                         November 21, 1999


Opus360 Corporation
733 Third Avenue
17th Floor
New York, NY 10017

Attn: Ari Horowitz

Dear Mr. Horowitz;

                  The following is a summary of the principal terms of a strategic alliance proposed to be entered into between CareerPath.Com ("CareerPath") and Opus360 Corporation ("Opus") with respect to a co-branded website featuring content provided by FreeAgent.Com ("FreeAgent"). It is the intent of the parties that Opus will be CareerPath's premier partner with respect to project and contract workers and CareerPath will be Opus's premier partner with respect to full-time career and employment services. The strategic alliance is expected to be evidenced by more definitive agreements to be negotiated and executed by the parties. However, this letter, once executed by both parties, are intended to be binding and represent an enforceable agreement between CareerPath and Opus.

         1. CO-BRANDED SITE AND CO-BRANDED CONTENT. Subject to CareerPath's reasonable approval, FreeAgent will design, produce, host and maintain a Co-Branded Site featuring content and services geared towards temporary and project workers.

                  The Co-Branded Site will feature the following:

                  - Content and services provided by FreeAgent with functionality and features similar to those found and to be found on the site, FreeAgent.com.

                  - Services currently include Xchange, e*portfolio, e*office, Buyers Coop and content servicing the temporary and project workforce community.

                  -        The brand "CareerPath.com Xchange, powered by
                           FreeAgent.com"

                  - Content which is regularly updated by FreeAgent and at least as current and complete as that included on the FreeAgent.com site, including, but not limited to, all project listings included on that site or any other co-branded site operated by FreeAgent.com.


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         2.       ADVERTISING AND PROMOTION OF THE CO-BRANDED SITE. CareerPath
                  and FreeAgent will market and promote the Co-Branded Site to their existing customers, new customers and visitors to the CareerPath.com and FreeAgent.com sites by including link, graphics, text and promotional offers through the CareerPath.com site and the FreeAgent.com site.

                  - FreeAgent and CareerPath will cooperate with one another to jointly manage and market the Co-Branded Site to create brand awareness.

                  - CareerPath and FreeAgent will create mutually approved press releases to promote the Co-Branded Site.

                  - CareerPath and FreeAgent will explore opportunities to create specialized print and off-line advertising aimed at marketing the Co-Branded Site as a leading resource for part time work opportunities.

                  - The Co-Branded Site will include banner advertising and links to the CareerPath.com site and FreeAgent.com site, as well as third-party sites to be mutually agreed upon with the parties sharing any advertising revenues generated by such advertising in accordance with paragraph 5 below.

                  - Each of CareerPath and FreeAgent will include frequent notices promoting the other's site on outgoing e-mail and newsletter services to its audience (to the extent such service is then provided by the respective party).

                  - All marketing costs for joint campaigns (created and mutually approved by the parties) will be shared equally by CareerPath and FreeAgent.

         3. SALES CHANNELS; EXCLUSIVITY. CareerPath and FreeAgent shall cooperate in the development of joint sales efforts through its independent sales channels. FreeAgent acknowledges that its sales efforts are currently focused primarily on selling its enterprise solutions to corporate users and that its current business strategy is to market its services to project providers through its partners, such as CareerPath. FreeAgent agrees that during the eighteen (18) month exclusivity period ("Exclusivity Period") commencing on the launch date of the Co-Branded Site. ("Launch Date"), it will not, co-brand or license its FreeAgent subscription services (e-office and e-portfolio, excluding buyer's co-op and content), or its Xchange service with the companies listed on Schedule A hereto, and will not co-brand its Xchange service with the companies listed on Schedule A. CareerPath agrees that during the Exclusivity Period it will not license, co-brand its services with the companies listed on Schedule __ hereto, or allow such companies to feature their services on any of the CareerPath websites or co-branded sites with its affiliates (to the extent of CareerPath's control) CareerPath further agrees that it will not co-brand or license its services with the companies listed on Schedule A.] The parties agree to update these lists quarterly as set forth in the definitive agreement.

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         4.       CROSS-PROMOTION. Opus and CareerPath shall cooperate in the development of programs designed to cross promote their respective sites.

                  - CareerPath and FreeAgent shall promote one another on their hosted sites (including the Co-Branded Site) by identifying the other as their affiliate with direct links to such affiliate's site. Opus understands that CareerPath is currently redesigning its site and the placement of such links will be agreed upon once that redesign is complete.

                  - FreeAgent will provide content, features and information targeted to free agents for prominent display on the Career Path.com site. CareerPath will provide content, features and information targeted to full time employees for prominent display on the FreeAgent.com site.

                  - To adequately promote each other's service to the other party's audience, each of FreeAgent and CareerPath will supply the other party with copy, content and other information geared to informing, educating and empowering job seekers and employers within their targeted audiences with the intent of establishing higher conversion rates and greater volume to the programs described in this deal sheet.

         5. REVENUE SHARING. CareerPath and FreeAgent will share in the revenues generated on or by the Co-Branded Site, as follows:

                  - CareerPath and FreeAgent anticipate that the Co-Branded Site will generate revenues from the following sources: Advertising, subscription and transaction fees from users of the Xchange service, subscription fees from registered users, fees generated from e*portfolio users and fees generated from e*office users (back office services).


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                  -        FreeAgent will pay to CareerPath a fee equal to
                           [***] from all advertising, promotional, sponsorship, and similar rights sold or licensed on the Co-branded Site during the term of the agreement. [***]

                  - FreeAgent shall not sell or license any advertising, promotional, sponsorship, or similar rights on the Co-branded Site without the prior written consent of CareerPath, which consent shall not be unreasonably withheld or delayed, and FreeAgent shall have no obligation to accept any advertising or promotional, sponsorship or similar material on the Co-branded Site.

                  - CareerPath will receive [***] derived from projects originating from CareerPath and transacted through the Xchange service (subject to the minimums described in Section 6 below) on the Co-Branded Site as follows;[***] FreeAgent agrees not to offer revenue sharing arrangements on terms more favorable than those set forth above during the course of the term of this agreement

                  - CareerPath will receive [***] for each CareerPath customer who registers as a user on the Co-Branded Site.

                  - Subject to compliance with its privacy policies, CareerPath will auto-convert its resume database on FreeAgent.com to drive Xchange transactions. CareerPath will receive [***]

                  - CareerPath will receive [***] from silver level back office service subscriptions for each CareerPath customer who subscribes through the Co-Branded Site [***]


[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.



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                  -        CareerPath will receive [***] from gold level back
                           office service subscriptions for each CareerPath customer who subscribes through the Co-Branded Site [***]





                  - CareerPath will receive [***] generated from products and services sold, from time to time, in the "Buyer's Co-op" section of the Co-Branded Site.





                  - As new revenue sources on the Co-Branded Site are generated, FreeAgent and CareerPath shall negotiate in good faith an equitable sharing arrangement for CareerPath.

                  - FreeAgent and CareerPath will mutually agree to a schedule of fees for services offered on the Co-Branded Site, which schedule shall be modified from time to time as mutually agreed. With FreeAgent's consent, CareerPath will be able to offer customers certain "promotional deals" consisting of bundled services through the Co-Branded Site. However, the sale of services to individuals on the Co-Branded Site shall be not less than the service fees charged on FreeAgent.com, as modified from time to time.

                  - FreeAgent and CareerPath will share equally in the cost of building the co-branded site described in Paragraph 1 above, provided CareerPath's contributions shall not exceed [***]

         6. MINIMUM REVENUE SHARING. FreeAgent shall pay to CareerPath in each of the first three years of the term hereof, a minimum of $500,000 per year against its share of all fees, revenues and bounties generated through the Co-Branded Site as contemplated in this document (the "Minimum Revenue Share"). This revenue sharing obligation shall run from the Launch Date ("Launch Date") and terminate three (3) years thereafter.

         7. PAYMENT OF REVENUE SHARE. FreeAgent shall pay CareerPath its revenue share as follows:

                 - The Minimum Revenue Share for the first year of the agreement shall be prepaid in advance by FreeAgent to CareerPath by delivery of shares of Common Stock of Opus as set forth in paragraph 9 below. All additional amounts payable by FreeAgent to CareerPath hereunder in excess of the Minimum Revenue Share ($500,000) for the first year of the agreement will be made within thirty (30) days after the first anniversary of the Launch Date. Payments due to CareerPath for each of the next two years shall be paid in quarterly installments, provided that, should the total amount be less than $500,000 in years 2 and 3, FreeAgent shall pay the difference between the amount received by CareerPath and $500,000 within thirty (30) days after the second and third anniversary of the Launch Date, respectively.


[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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                  -        All payments will be accompanied by detailed reports
                           of the calculation of the payment. The definitive agreement will provide for customary audit rights to be conducted at the requesting party's expense (except where a misstatement in excess of 2% is found, in which case the cost shall be borne by the party responsible for such misstatement.

         8. ADVERTISING. CareerPath shall provide the Co-Branded Site [***] million of advertising in CareerPath.com's web site and affiliated newspapers over the first three years of the term of the agreement at a [***] discount from rate card from newspaper and online venues offered to any other CareerPath customer. The size and placement of this advertising will be mutually agreed to by the parties.

         9. ISSUANCE OF COMMON STOCK. Upon execution of the definitive agreements, Opus shall deliver to CareerPath 163,570 shares at $12.23 per share of Opus Common Stock (an amount equal to $2,000,000 based upon a $350 million valuation of Opus) in consideration of the advertising provided for in paragraph 8 above and payment of the first year's Minimum Revenue Share.

         10. TERMINATION FOR MATERIAL BREACH OR DEFAULT. Either Party may terminate the Term immediately by giving notice to the other Party if the other Party: (a) becomes insolvent; (b) files a petition in bankruptcy; (c) makes an assignment for the benefit of creditors; (d) discontinues the operation of its Web site or (e) commits a material breach of any of its obligations under the Agreement and such breach is not cured within thirty (30) days after the breaching Party receives notice of such breach from the non-breaching Party (each of (a), (b), (c) and (d), collectively or individually, a ("Termination Event").

         11. In the event that FreeAgent terminates the Agreement upon one of the Termination Events described above in (a), (b), (c) or
                  (d) above then any shares of Common Stock received by CareerPath as a result of this Agreement shall be subject to the following conditions:


[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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                  (i) (ii) If a Termination Event occurs before the first
                           anniversary of the Launch Date, FreeAgent shall have the right to buy back 75% of Opus shares received by CareerPath at the price per share originally paid by CareerPath; provided, that any such repurchase of such Common Stock must be completed by FreeAgent within ninety (90) days of the relevant Termination Event.

                  (iii) If a Termination Event occurs during the time period on or after the first anniversary and before the second anniversary of the Launch Date, FreeAgent shall have the right to buy back 50% of the shares received by CareerPath at the price per share originally paid by CareerPath; provided, that any such repurchase of such Common Stock must be completed by FreeAgent within ninety (90) days of the relevant Termination Event.

                  (iv) If a Termination Event occurs during the time period on or after the second anniversary and before the third anniversary of the Launch Date, FreeAgent shall have the right to buy back 25% of the shares received by CareerPath at the price per share originally paid by CareerPath; provided, that any such repurchase of such Common Stock must be completed by FreeAgent within ninety (90) days of the relevant Termination Event.

                  (v) CareerPath will be subject to any lock-up provisions on the Common Stock requested by the Opus' underwriters.

         12. TERM. The term of the agreement and the initial portion of the advertising described in paragraph 8 shall commence on the date of that each of the Board of Directors of CareerPath and Opus360 approves this agreement and expires three years following the Lunch Date, with the possibility for one-year extensions m be mutually agreed upon by the parties, confidentiality. All technical data, technology, trade secrets, documentation, manuals, reports, software, source code for software, financial documents or data, and any other information and documents disclosed by the parties to each other pursuant to this letter agreement (including the terms of this letter agreement and any long form agreement to be entered into) shall be deemed to be confidential information of each respective party (the "Confidential Information"). The parties will not use or disclose and will keep confidential the Confidential Information of the other party, except to employees, consultants, or agents to whom disclosure is necessary and who shall be bound by the terms hereof, using the same date as it uses to maintain the confidentiality of its most confidential information. The parties acknowledge that the remedy at law for any breach of the foregoing provisions of this paragraph shall be inadequate and each party shall be



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                  entitled to obtain injunctive relief against any such breach or threatened breach, in addition to any other remedy available to it.

                  The parties may disclose Confidential Information pursuant to any governmental, or administrative order, subpoena, or discovery request, provided that they use reasonable efforts to notify the other party of such order, subpoena, or discovery request so such party may seek to make such disclosure subject to a protective order or confidentiality agreement (it being agreed that if the party is unable to obtain or does not seek a protective order and the disclosing party is legally compelled to disclose such Confidential Information, disclosure of such Confidential Information may be made without liability). While the parties are prohibited from disclosing the term of this letter agreement or any long form agreement, they may disclose the existence of an agreement between the parties.

                  "Confidential Information" shall not include information that:
                  (a) is in the public domain at the time of disclosure through no fault of either party, (b) becomes rightfully known from a third-party source under no obligation to maintain confidentiality; (c) becomes publicly available through no fault of or failure to act in breach of this letter agreement;
                  (d) was already known prior to the parties having access to one another; or (e) was independently developed by an employee of either party who had no access to any information disclosed under this letter agreement.

                  BOARD APPROVAL. The effectiveness of this Agreement is conditioned upon the approval of the Board of Directors of CareerPath.com and Opus.


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                  If the foregoing is acceptable to you, please so indicate by signing in the space provided below, at which time this letter shall constitute a binding agreement between us.

CAREERPATH.COM, INC.



BY:  /s/ Jonathan Swerdlow
    ----------------------
     Jonathan Swerdlow
     Its:  Vice President



By:  /s/ Ari Horowitz
    --------------------------
     Ari Horowitz
     Its:  Chief Executive Officer



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                                   SCHEDULE A


CareerPath.com Competitors:
                      1)   Tier 1 [***]




                      2)   Tier 2 [***]





Opus360/FreeAgent Competitors:

                      1)   Tier 1 [***]








[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                      2) Tier 2     [***]




[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.